Exhibit 21

RED LION HOTELS CORPORATION
List of Subsidiaries of Red Lion Hotels Corporation as of March 30, 2017

Name	State of Organization

Bellevue Inn, LLC(1)	Washington
Red Lion Hotels Holdings, Inc. (1)	Delaware
TicketsWest.com, Inc. (1) (7)	Washington
Red Lion Hotels Franchising, Inc. (1)	Washington
Red Lion Hotels Canada Franchising, Inc. (1)	Washington
WestCoast Hotel Properties, Inc. (1)	Washington
Red Lion Anaheim, LLC(1)	Washington
Red Lion Hotels Management, Inc. (1)	Washington
Red Lion Hotels Limited Partnership(1) (2)	Delaware
RL Venture LLC(3)	Delaware
RLS Atla Venture LLC(4)	Delaware
RLS Balt Venture LLC(5)	Delaware
RLS DC Venture LLC(6)	Delaware

(1)	Each of these subsidiaries is directly or indirectly wholly owned by Red Lion Hotels Corporation.

(2)	This limited partnership is owned by Red Lion Hotels Corporation and Bellevue Inn, LLC.

(3)
Red Lion Hotels Corporation owns 55% of the member interests in this limited liability company, which wholly owns one Delaware limited liability company that wholly owns 11 Delaware limited liability companies, each of which holds one hotel property.

(4)	Red Lion Hotels Corporation owns 55% of the member interests in this limited liability company, which wholly owns one Delaware limited liability company that holds one hotel property.

(5)	Red Lion Hotels Corporation owns approximately 73% of the member interests in this limited liability company, which wholly owns one Delaware limited liability company that holds one hotel property.

(6)	Red Lion Hotels Corporation owns 55% of the member interests in this limited liability company, which wholly owns one Delaware limited liability company that holds one hotel property.

(7)	TicketsWest.com, Inc. does business as TicketsWest and West Coast Entertainment.